Exhibit 10.44

AMENDMENT TO THE
LETTER AGREEMENT

This AMENDMENT to the Letter Agreement (as defined below), effective January 1, 2009, is hereby entered into as of the 30th day of December, 2008, by and between MxEnergy Inc. (the “Company”) and Robert A. Blake (the “Employee”).

WHEREAS, the Company and the Employee entered into a letter agreement setting forth the details of the Employee’s employment with the Company on March 27, 2001 (the “Letter Agreement”); and

WHEREAS, the Company and Employee desire and agree to amend the provisions of the Letter Agreement as provided below in order to reduce the risk of potential adverse tax consequences to the Employee under Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties agree to amend the Letter Agreement, effective January 1, 2009, as follows:

1.                                       Section 2(b) of the Letter Agreement is amended as follows, with bold and italicized text highlighting the additions:

b)                                     Additional Compensation. In addition to your Base Salary, the Company may pay you such bonuses as senior management of the Company, with the approval of the Compensation Committee of the Board of Directors, may determine from time to time; provided, however, that you must be employed on the date such bonuses are paid in order to be eligible to receive such bonuses. In making this determination, senior management and the Compensation Committee will take into account your performance, the overall performance and growth of the Company and such other factors as senior management and the Compensation Committee deem relevant. Nothing in this Agreement is intended to obligate the Company to pay you any bonuses.

2.                                       Section 3(c) of the Letter Agreement is amended as follows, with bold and italicized text highlighting the additions:

c)                                      Expenses. The Company will pay directly, or reimburse you for, the reasonable and necessary expenses that you incur in furtherance of and in connection with its business, in accordance with the policies established from time to time by the Company. You will be responsible for familiarizing yourself with such policies. The direct payment or reimbursement of expenses pursuant to this section shall (i) be made no later than the last day of the calendar year following the calendar year in which the expenses were incurred, (ii) not affect any expenses eligible for direct payment or reimbursement in any other calendar year, and (iii) not be liquidated or exchanged for any other benefit.

3.                                       The following is added to the Letter Agreement as new Section 7(a):

a)                                      Compliance with Code Section 409A. To the extent amounts or benefits that become payable under this Agreement on account of your termination of employment (other than by reason of your death) constitute “nonqualified deferred compensation plan” (“Deferred Compensation”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payment of such amounts and benefits shall commence when you incur a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting this Agreement’s references to “termination of employment” or “termination” with “Separation from Service.” Notwithstanding the foregoing, if at the time of your Separation from Service, you are a “specified employee” (within the meaning or Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)), any such Deferred Compensation will not be paid until after the earlier of (i) the first business day of the seventh month following your Separation from Service, or (ii) the date of your death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Company shall then pay to you, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement but for the imposition of the 409A Suspension Period. Thereafter, the Company shall pay to you any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. For the purposes of this Agreement, each payment that is part of a series of installment payments shall be treated as a separate payment for purposes of Code Section 409A.

4.                                       All Letter Agreement references to section numbers and defined terms are amended to reflect the above modifications.

5.                                       Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions, and provisions of the Letter Agreement, except as noted above.

[Signature to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment and such Amendment shall be effective as of the date first written above.

THE COMPANY:

MxEnergy Inc.

By:	/s/ S.J. Murray	/s/ Jeffrey A. Mayer
Its:	COO	CEO President

THE EMPLOYEE:

By:	/s/ Robert A. Blake, 12/30/08
Name:	Robert A. Blake